Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-280336 and 333-280336-01 on Post-Effective Amendment No. 2 to Form S-1 of our report dated March 26, 2026, relating to the consolidated financial statements of Prosper Funding LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and Prosper Funding LLC for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
April 20, 2026